Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated February 17, 2009, relating to the statement of changes in net assets and financial highlights of The Victory Variable Insurance Funds.

PricewaterhouseCoopers LLP

Columbus, Ohio

April 14, 2010